EXHIBIT 3.2
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF

CPM HOLDINGS, INC.
Incorporation Pursuant to an Original Certificate of
Incorporation filed with the Secretary of State on March 14, 2001
     CPM HOLDINGS, INC., a corporation duly organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify as follows:
     A. The Corporation filed its original Certificate of Incorporation with the Secretary of State of the State of Delaware on March 14, 2001.
     B. The Board of Directors of the Corporation, by a unanimous written action of the directors of the Corporation dated as of February 20, 2003, duly adopted resolutions setting forth the Amended and Restated Certificate of Incorporation herein contained (the “Amended and Restated Certificate of Incorporation”), declaring its advisability and directing that such Amended and Restated Certificate of Incorporation be submitted to the holders of the Corporation’s issued and outstanding capital stock, for approval in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”) and the Corporation’s Certificate of Incorporation, as currently in effect. The Amended and Restated Certificate of Incorporation was duly adopted by the holders of not less than a majority of the outstanding shares of Common Stock of the Corporation pursuant to a written action dated as of February 20, 2003, all in accordance with the provisions of Sections 242 and 245 of the DGCL and the Corporation’s Certificate of Incorporation, as currently in effect.
     C. The text of the Amended and Restated Certificate of Incorporation shall read in its entirety as follows:
     FIRST: The name of the corporation is CPM Holdings, Inc. (hereinafter referred to herein as the “Corporation”).
     SECOND: The registered office of the Corporation is to be located at 2711 Centerville Road, Suite 400, County of New Castle, City of Wilmington, in the State of Delaware 19808. The name of the registered agent at that address is the Corporation Service Company.
     THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the DGCL.

     FOURTH:
     1. Designation and Amount. The Corporation shall be authorized to issue: (a) ten thousand (10,000) shares of Class A Common Stock, $.001 par value per share (the “Class A Common Stock”), (b) one (1) share of Class B Common Stock, $1.00 par value per share (the “Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”), and (c) one (1) share designated Class A Convertible Preferred Stock, $1.00 par value per share (“Preferred Stock”). The Common Stock and Preferred Stock shall have the preferences, limitations and rights set forth below.
     Each share of Common Stock, $.001 par value per share, issued and outstanding or held as treasury shares on the effective date of this Amended and Restated Certificate of Incorporation is hereby automatically, without any further action on the part of the holder thereof, changed into one (1) share of Class A Common Stock. Upon surrender of the stock certificate(s) issued to a holder of such shares of Common Stock, such holder shall be entitled to receive a new stock certificate representing the number of shares of Class A Common Stock held by such holder after giving effect to the aforesaid change of shares.
     2. Dividends. Dividends with respect to the Common Stock and Preferred Stock shall be declared and paid when, if and as declared by the Corporation’s Board of Directors, out of funds legally available therefor. In the event the Corporation shall make or issue, or shall fix a record date for the determination of any dividends or other distributions on the Common Stock (the “Common Stock Dividends”), then and in each such event the holders of Preferred Stock shall receive, at the same time such distribution is made with respect to such class of Common Stock, such cash of the Corporation which they would have received had their Preferred Stock been converted in accordance with Section 5 hereof immediately prior to the record date for determining holders of Common Stock entitled to receive the Common Stock Dividends.
     3. Liquidation, Dissolution or Winding Up.
     (a) In the event of any liquidation, dissolution, or winding up of the Corporation, either voluntary or involuntary, distributions to the stockholders of the Corporation shall be made to the holders of each share of Common Stock and Preferred Stock as follows: (i) first, the holders of each share of Preferred Stock shall be entitled to receive $1.00 per share (the “Original Purchase Price”) and, (ii) thereafter, the holders of each share of Common Stock shall be entitled to paid on a pari passu basis the remaining funds and assets of the Corporation. If, upon any liquidation, dissolution or winding up of the Corporation, there shall be insufficient funds and assets to pay in full the preferential amounts due to the Preferred Stock, then the available funds and assets shall be distributed on a pari passi basis to the holders of Preferred Stock.
     (b) Whenever a distribution provided for in this Section 3 is payable in property other than cash, the value of such distribution shall be the fair market value of such property as determined in good faith by the Corporation’s Board of Directors.

     4. Voting Power.
     (a) Class A Common Stock. Except as otherwise required by law, the holder of each share of Class A Common Stock issued and outstanding shall have one vote per share and shall be entitled to notice of any stockholders’ meeting in accordance with the By-laws of the Corporation.
     (b) Class B Common Stock. Except as otherwise required by law, the holder of each share of Class B Common Stock issued and outstanding shall have 1,425 votes per share and shall be entitled to notice of any stockholders’ meeting in accordance with the By-laws of the Corporation.
     (c) Preferred Stock. Except as otherwise expressly provided in Section 7 hereof, or as required by law, the holders of the Preferred Stock shall not be entitled to vote on any matters coming before the stockholders of the corporation.
     5. Conversion Rights of the Preferred Stock. The holders of the Preferred Stock shall have the following rights with respect to the conversion of the Preferred Stock into shares of Class B Common Stock:
     (a) Conversion. Upon the Investment Date (as defined in that certain Rights Agreement, dated as of February 20, 2003, by and between the Corporation and American Capital Strategies, Ltd.), each share of Preferred Stock shall automatically and without any action by the holder be converted into one fully-paid and non-assessable share of Class B Common Stock (subject to adjustment as hereinafter provided) whether or not certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that the Corporation shall not be obligated to issue a certificate evidencing shares of Class B Common Stock issuable upon such conversion unless the certificate evidencing such shares of Preferred Stock are either delivered to the Corporation or its transfer agent, or a holder of such shares of Preferred Stock notifies the Corporation or its transfer agent that such certificate has been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation of any loss incurred by it in connection with such certificates. The absence of surrender on delivery of a certificate for Preferred Stock or Class B Common Stock shall not impair the right of a registered holder of Preferred Stock to exercise all of the rights of a holder of Class B Common Stock from and after the Investment Date. Upon conversion of the Preferred Stock all dividends declared thereon but unpaid shall be paid in cash. The Preferred Stock shall be convertible into Class B Common Stock only on an Investment Date.
     (b) Extraordinary Common Stock Event. Upon the happening of an Extraordinary Common Stock Event (as hereinafter defined), the number of shares of Class B Common Stock into which the Preferred Stock shall be convertible shall, simultaneously with the happening of such Extraordinary Common Stock Event, be appropriately adjusted. “Extraordinary Common Stock Event” shall mean (i) a subdivision of outstanding shares of Common Stock into a greater number of shares of Common Stock, (ii) a combination of outstanding shares of the Common Stock into a smaller number of shares of Common Stock or (iii) payment of a dividend in Common Stock Equivalents (as hereinafter defined).
     (c) Organic Change. Any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Corporation’s assets to another person or other transaction which is effected in such a way that holders of Preferred Stock or Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Preferred Stock or Common Stock is referred to herein as “Organic Change.” Prior to the consummation of any Organic Change, the Corporation will make appropriate provision (such provision shall be reasonably satisfactory to the holders of a majority of the outstanding Preferred Stock) to ensure that each of the holders of the Preferred Stock will thereafter have the right to convert into and receive in lieu of or addition to (as the case may be) the shares of Class B Common Stock immediately theretofore acquirable and receivable upon the conversion of the Preferred Stock, such shares of stock, securities or assets (“Exchangeable Property”) as may be issued or payable with respect to or in exchange for the number of shares of Class B Common Stock immediately theretofore acquirable and receivable upon conversion of the Preferred Stock had such Organic Change not taken place. In any such case, the Corporation will make appropriate provision (provided that such provision is reasonably satisfactory to the holders of a majority of the issued and outstanding Preferred Stock) with respect to such holders’ rights and interests to ensure that the provisions of Section 4 hereof will thereafter be applicable Exchangeable Property. The Corporation will not effect any Organic Change unless, prior to the consummation thereof, the successor entity (if other than the Company) resulting from such Organic Change or the corporation purchasing such assets assumes, by written instrument, the obligation to deliver to each such holder Exchangeable Property as, in accordance with the foregoing provisions, such holder may be entitled to acquire. In any such case, appropriate adjustment shall be made in the application of the provisions of Sections 4 and 5 with respect to the rights of the holders of the Preferred Stock after the Organic Change, to the end that the provisions of Sections 4 and 5 shall be applicable after that event in as nearly equivalent a manner as may be practicable.
     (d) Reservation of Class B Common Stock. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class B Common Stock, solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Class B Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock, and if at any time the number of authorized but unissued shares of Class B Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Class B Common Stock to such number of shares as shall be sufficient for such purpose.
     (e) No Impairment. The Corporation shall not avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but at all times in good faith assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the conversion rights of the holders of the Preferred Stock against impairment.
     6. Redemption.
     (a) Optional Redemption of Preferred Stock. At any time after the indefeasible payment and satisfaction in full of all Notes (as defined in that certain Note and Equity Purchase Agreement dated as of February 20, 2003 by and among the Corporation, CPM Acquisition Corp., a Delaware corporation, American Capital Financial Services, Inc., as agent on behalf of the Purchasers named therein, and the Purchasers named therein, (the “Purchase Agreement”)), the Corporation may, at its option, redeem all shares of the Preferred Stock. The Corporation shall give the holders of the Preferred Stock prior written notice (the “Redemption Notice”) of its election to redeem such shares pursuant to this Section 6, postage prepaid, to each holder of record of Preferred Stock at its address shown on the records of the Corporation. The Redemption Notice shall set forth the date fixed for redemption (the “Redemption Date”). The shares of Preferred Stock redeemed pursuant to this Section 6 shall be redeemed at a price per share equal to the Original Purchase Price (the “Redemption Price”).
     (b) Surrender of Certificates. Each holder of shares of Preferred Stock to be redeemed under this Section 6 shall surrender the certificate or certificates representing such shares to the Corporation at the place designated in the Redemption Notice and thereupon the Redemption Price for such shares as set forth in this Section 6 shall be paid to the order of the person whose name appears on such certificate or certificates. Irrespective of whether the certificates therefor shall have been surrendered, all shares of Preferred Stock which are the subject of a Redemption Notice shall be deemed to have been redeemed and shall be cancelled effective as of the Redemption Date, unless the Corporation shall default in the payment of the applicable Redemption Price.
     7. Restrictions and Limitations.
     (a) Corporate Action. Except as expressly provided herein or as required by law, so long as any shares of Preferred Stock shall remain outstanding, the Corporation shall not without the approval by vote or written consent by the holders of at least a majority of the then outstanding shares of Preferred Stock, voting together as a separate class:
     (i) authorize or issue, or obligate itself to authorize or issue, additional shares of Preferred Stock or Class B Common Stock;
     (ii) authorize or issue, or obligate itself to authorize or issue, any Class A Common Stock, any other voting security or any security convertible into or exchangeable for Class A Common Stock or any warrant, option or right to purchase any of the foregoing (each, including Class A Common Stock, a “Common Stock Equivalent”), provided that, no approving vote hereunder shall be required for the Corporation to issue up to 150 shares of Class A Common

Stock issuable upon exercise of options issued pursuant to the Corporation’s 2001 Stock option Plan and the shares of Class A Common Stock issuable upon exercise of Warrants issued pursuant to the Purchase Agreement;
     (iii) declare or pay dividends or make any other distribution on any class of capital stock of the Corporation, unless such dividend is made with respect to the Common Stock as a class;
     (iv) amend, restate, modify or alter the By-laws or the Certificate of Incorporation of the Corporation;
     (v) enter into a merger, consolidation or sale of all or substantially all of the assets of the Corporation or its subsidiaries; or
     (vi) take any other action (whether by amendment of the Corporation’s Certificate of Incorporation, merger, consolidation, recapitalization or otherwise) that would have the practical effect of preventing the Class B Common Stock from having voting control of all matters to come before the Corporation stockholders at any time after the Investment Date.
     (b) Amendments to Charter. In addition to and not in limitation of the provisions of Section 7(a) above, the Corporation shall not amend this Amended and Restated Certificate of Incorporation without the approval, by vote or written consent, by the holders of at least a majority of the then outstanding shares of Preferred Stock, voting together as a separate class, if such amendment would have an adverse effect on the rights, preferences, privileges of or limitations provided for herein for the benefit of any shares of Preferred Stock or Class B Common Stock. Without limiting the generality of the preceding sentence, the Corporation will not amend its charter without the approval by the holders of at least a majority of the then outstanding shares of Preferred Stock, voting together as a separate class, if such amendment would cancel or modify the voting rights the holders of the Class B Common Stock provided for in Section 4 herein.
     8. Notices of Record Date. In the event of
     (a) any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right,
     (b) any capital reorganization of the Corporation, any reclassification or recapitalization of the capital stock of the Corporation, any merger of the Corporation, or any transfer of all or substantially all of the assets of the Corporation to any other corporation, or any other entity or person, or
     (c) any voluntary or involuntary dissolution, liquidation or winding up of the Corporation,

then and in each such event the Corporation shall mail or cause to be mailed to each holder of Preferred Stock a notice specifying (i) the date on which any such record is to be taken for the purpose of such dividend, distribution or right and a description of such dividend, distribution or right, (ii) the date on which any such reorganization, reclassification, recapitalization, transfer, merger, dissolution, liquidation or winding up is expected to become effective and (iii) the time, if any, that is to be fixed, as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such reorganization, reclassification, recapitalization, transfer, merger, dissolution, liquidation or winding up. Such notice shall be mailed at least ten (10) business days prior to the date specified in such notice on which such action is to be taken.
     9. No Reissuance of Preferred Stock. No share or shares of Preferred Stock acquired by the Corporation by reason of redemption, purchase or otherwise shall be reissued, and all such shares shall be cancelled, retired and eliminated from the shares which the Corporation shall be authorized to issue. The Corporation may from time to time take such appropriate corporate action as may be necessary to reduce the authorized number of shares of the Preferred Stock and Class B Common Stock accordingly.
     FIFTH: Except as may be otherwise provided in the By-Laws, the Board of Directors shall have power without the assent or vote of the stockholders to adapt, amend or repeal the By-Laws of the Corporation.
     SIXTH: Except to the extent that the DGCL prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment. The personal liability of the directors of the Corporation to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director shall be limited to the fullest extent permitted by applicable law.
     SEVENTH: The Corporation may, to the full extent permitted by Section 145 of the DGCL, indemnify all persons whom it may indemnify pursuant thereto. The Corporation shall provide indemnification as follows:
     1. The Corporation shall indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he or she is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) (all such persons being referred to hereafter as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by or on behalf of Indemnitee in connection with such action, suit or proceeding and any appeal therefrom, if Indemnitee acted in good faith and in a manner which Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that Indemnitee did not act in good faith and in a manner which Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.
     2. The Corporation shall indemnify any Indemnitee who was or is a party to or threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that Indemnitee is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred by or on behalf of Indemnitee in connection with such action, suit or proceeding and any appeal therefrom, if Indemnitee acted in good faith and in a manner which Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Corporation, except that no indemnification shall be made under the Section 2 in respect of any claim, issue or matter as to which Indemnitee shall have been adjudged to be liable to the Corporation, unless, and only to the extent, that the Court of Chancery of Delaware shall determine upon application that, despite the adjudication of such liability but in view of all the circumstances of the case, Indemnitee is fairly and reasonably entitled to indemnity for such expenses (including attorneys’ fees) which the Court of Chancery of Delaware shall deem proper.
     3. Notwithstanding any other provisions of this Article, to the extent that an Indemnitee has been successful, on the merits or otherwise, in defense of any action, suit or proceeding referred to in Sections 1 and 2 of this Article SEVENTH, or in defense of any claim, issue or matter therein, or on appeal from any such action, suit or proceeding, Indemnitee shall be indemnified against all expenses (including attorneys’ fees) actually and reasonably incurred by or on behalf of Indemnitee in connection therewith. Without limiting the foregoing, if any action, suit or proceeding is disposed of, on the merits or otherwise (including a disposition without prejudice), without (i) the disposition being adverse to Indemnitee, (ii) an adjudication that Indemnitee was liable to the Corporation, (iii) a plea of guilty or nolo contendere by Indemnitee, (iv) an adjudication that Indemnitee did not act in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and (v) with respect to any criminal proceeding, an adjudication that Indemnitee had reasonable cause to believe his conduct was unlawful, Indemnitee shall be considered for the purposes hereof to have been wholly successful with respect thereto.

     4. As a condition precedent to an Indemnitee’s right to be indemnified, such Indemnitee must notify the Corporation in writing as soon as practicable of any action, suit, proceeding or investigation involving such Indemnitee for which indemnity will or could be sought. With respect to any action, suit, proceeding or investigation of which the Corporation is so notified, the Corporation will be entitled to participate therein at its own expense and/or to assume the defense thereof at its own expense, with legal counsel reasonably acceptable to Indemnitee. After notice from the Corporation to Indemnitee of its election so to assume such defense, the Corporation shall not be liable to Indemnitee for any legal or other expenses subsequently incurred by Indemnitee in connection with such action, suit, proceeding or investigation, other than as provided below in this Section 4. Indemnitee shall have the right to employ his or her own counsel in connection with such action, suit, proceeding or investigation, but the fees and expenses of such counsel incurred after notice from the Corporation of its assumption of the defense thereof shall be at the expense of Indemnitee unless (i) the employment of counsel by Indemnitee has been authorized by the Corporation, (ii) counsel to Indemnitee shall have reasonably concluded that there may be a conflict of interest or position on any significant issue between the Corporation and Indemnitee in the conduct of the defense of such action, suit, proceeding or investigation or (iii) the Corporation shall not in fact have employed counsel to assume the defense of such action, suit, proceeding or investigation, in each of which cases the fees and expenses of counsel for Indemnitee shall be at the expense of the Corporation, except as otherwise expressly provided by this Article. The Corporation shall not be entitled, without the consent of Indemnitee, to assume the defense of any claim brought by or in the right of the Corporation or as to which counsel for Indemnitee shall have reasonably made the conclusion provided for in clause (ii) above. The Corporation shall not be required to indemnify Indemnitee under this Article SEVENTH for any amounts paid in settlement of any action, suit, proceeding or investigation effected without its written consent. The Corporation shall not settle any action, suit, proceeding or investigation in any manner which would impose any penalty or limitation on Indemnitee without Indemnitee’s written consent. Neither the Corporation nor Indemnitee will unreasonably withhold or delay its consent to any proposed settlement.
     5. Subject to the provisions of Section 6 of this Article SEVENTH, in the event that the Corporation does not assume the defense pursuant to Section 4 of this Article SEVENTH of any action, suit, proceeding or investigation of which the Corporation receives notice under this Article, any expenses (including attorneys’ fees) incurred by or on behalf of an Indemnitee in defending an action, suit, proceeding or investigation or any appeal therefrom shall be paid by the Corporation in advance of the final disposition of such matter; provided, however, that the payment of such expenses incurred by or on behalf of Indemnitee in advance of the final disposition of such matter shall be made only upon receipt of an undertaking by or on behalf of Indemnitee to repay all amounts so advanced in the event that it shall ultimately be determined that Indemnitee is not entitled to be indemnified by the Corporation as authorized in this Article; and further provided that no such advancement of expenses shall be made under this Article SEVENTH if it is determined (in the manner described in Section 6) that (i) Indemnitee did not act in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Corporation, or (ii) with respect to any criminal action or proceeding, Indemnitee had reasonable cause to believe his or her conduct was unlawful. Such undertaking shall be accepted without reference to the financial ability of Indemnitee to make such repayment.

     6. In order to obtain indemnification or advancement of expenses pursuant to Section 1, 2, 3 or 5 of this Article SEVENTH, an Indemnitee shall submit to the Corporation a written request. Any such advancement of expenses shall be made promptly, and in any event within thirty (30) days after receipt by the Corporation of the written request of Indemnitee, unless the Corporation determines within such 30-day period that Indemnitee did not meet the applicable standard of conduct set forth in Section 1, 2 or 5 of this Article SEVENTH, as the case may be. Any such indemnification, unless ordered by a court, shall be made with respect to requests under Section 1 or 2 only as authorized in the specific case upon a determination by the Corporation that the indemnification of Indemnitee is proper because Indemnitee has met the applicable standard of conduct set forth in Section 1 or 2, as the case may be. Such determination shall be made in each instance (a) by a majority vote of the directors of the Corporation consisting of persons who are not at that time parties to the action, suit or proceeding in question (“disinterested directors”), whether or not a quorum, (b) by a committee of disinterested directors designated by majority vote of disinterested directors, whether or not a quorum, (c) if there are no disinterested directors, or if the disinterested directors so direct, by independent legal counsel (who may, to the extent permitted by law, be regular legal counsel to the Corporation) in a written opinion, or (d) by the stockholders of the Corporation.
     7. The right to indemnification or advancement of expenses as granted by this Article shall be enforceable by Indemnitee in any court of competent jurisdiction. Neither the failure of the Corporation to have made a determination prior to the commencement of such action that indemnification is proper in the circumstances because Indemnitee has met the applicable standard of conduct, nor an actual determination by the Corporation pursuant to Section 6 of this Article SEVENTH that Indemnitee has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that Indemnitee has not met the applicable standard of conduct Indemnitee’s expenses (including attorneys’ fees) reasonably incurred in connection with successfully establishing Indemnitee’s right to indemnification, in whole or in part, in any such proceeding shall also be indemnified by the Corporation.
     8. Notwithstanding anything to the contrary in this Article, except as set forth in Section 7 of the Article SEVENTH, the Corporation shall not indemnify an Indemnitee pursuant to this Article SEVENTH in connection with a proceeding (or part thereof) initiated by such Indemnitee unless the initiation thereof was approved by the Board of Directors of the Corporation. Notwithstanding anything to the contrary in this Article, the Corporation shall not indemnify an Indemnitee to the extent such Indemnitee is reimbursed from the proceeds of insurance, and in the event the Corporation makes any indemnification payments to an Indemnitee and such Indemnitee is subsequently reimbursed from the proceeds of insurance, Indemnitee shall promptly refund such indemnification payments to the Corporation to the extent of such insurance reimbursement.
     9. No amendment, termination or repeal of this Article or of the relevant provisions of the DGCL or any other applicable laws shall affect or diminish in any way the rights of any Indemnitee to indemnification under the provisions hereof with respect to any action, suit, proceeding or investigation arising out of or relating to any actions, transactions or facts occurring prior to the final adoption of such amendment, termination or repeal.
     10. The indemnification and advancement of expenses provided by this Article shall not be deemed exclusive of any other rights to which an Indemnitee seeking indemnification or advancement of expenses may be entitled under any law (common or statutory), agreement or vote of stockholders or disinterested directors or otherwise, both as to action in Indemnitee’s official capacity and as to action in any other capacity while holding office for the Corporation, and shall continue as to an Indemnitee who has ceased to be a director or officer, and shall inure to the benefit of the estate, heirs, executors and administrators of Indemnitee. Nothing contained in this Article shall be deemed to prohibit, and the Corporation is specifically authorized to enter into, agreements with officers and directors providing indemnification rights and procedures different from those set forth in this Article. In addition, the Corporation may, to the extent authorized from time to time by its Board of Directors, grant indemnification rights to other employees or agents of the Corporation or other persons serving the Corporation and such rights may be equivalent to, or greater or less than, those set forth in this Article.
     11. If an Indemnitee is entitled under any provision of this Article to indemnification by the Corporation for some or a portion of the expenses (including attorneys’ fees), judgments, fines or amounts paid in settlement actually and reasonably incurred by or on behalf of Indemnitee in connection with any action, suit, proceeding or investigation and any appeal therefrom but not, however, for the total amount thereof, the Corporation shall nevertheless indemnify Indemnitee for the portion of such expenses (including attorneys’ fees), judgments, fines or amounts paid in settlement to which Indemnitee is entitled.
     12. The Corporation may purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) against any expense, liability or loss incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.
     13. If this Article or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each Indemnitee as to any expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with any action, suit, proceeding or investigation, whether civil, criminal or administrative, including an action by or in the right of the Corporation, to the fullest extent permitted by any applicable portion of this Article that shall not have been invalidated and to the fullest extent permitted by applicable law.
     14. Terms used herein and defined in Section 145(h) and Section 145(i) of the DGCL shall have the respective meanings assigned to such terms in such Section 145(h) and Section 145(i).
     EIGHTH: The provisions of this Article are set forth to regulate and define the conduct of certain affairs of the Corporation as they may involve officers and directors of the Corporation who are officers or directors of a stockholder, or an affiliate of a stockholder, of the Corporation, and the powers, rights, duties and liabilities of the Corporation and its officers, directors and stockholders in connection therewith; provided, however, that nothing in this Article will prohibit the Corporation’s ability to enter into contractual arrangements with a stockholder, or an affiliate of a stockholder, of the Corporation, which arrangements restrict such stockholder or its affiliate from engaging in activities otherwise allowed by this Article, and the following provisions shall be subject to any such contractual obligation of the Corporation.

     1. Except as any stockholder or its affiliate may otherwise agree in writing, each stockholder of the Corporation and each affiliate of such stockholder shall have the right to, and shall have no duty hereunder to refrain from, engaging in the same or similar activities or lines of business as the Corporation, doing business with any potential or actual customer or supplier of the Corporation, or employing or otherwise engaging any officer or employee of the Corporation. To the fullest extent permitted by law, neither a stockholder, or an affiliate of a stockholder, of the Corporation nor any officer or director thereof shall be liable to the Corporation or its other stockholders for breach of any fiduciary duty by reason of any such activities of such stockholder, or its affiliates, or the participation therein of such stockholder or its affiliate. In the event that a stockholder or its affiliate acquires knowledge of a potential transaction or matter which may be a corporate opportunity for both the stockholder, or an affiliate of a stockholder, and the Corporation, the stockholder shall have no duty to communicate or present such corporate opportunity to the Corporation and shall not be liable to the Corporation or its other stockholders for breach of any fiduciary duty as a stockholder of the Corporation by reason of the fact that such stockholder or its affiliate pursues or acquires such corporate opportunity for itself, directs such corporate opportunity to another person, or does not communicate information regarding such corporate opportunity to the Corporation.
     2. In the event that a director or officer of the Corporation who is also a director or officer of a stockholder, or an affiliate of a stockholder, of the Corporation acquires knowledge of a potential transaction or matter which may be a corporate opportunity for both the Corporation and such stockholder or its affiliate, to the fullest extent permitted by law, such director or officer of the Corporation (i) shall be deemed to have fully satisfied and fulfilled the fiduciary duty of such director or officer to the Corporation and its stockholders with respect to such corporate opportunity, (ii) shall not be liable to the Corporation or its other stockholders for breach of any fiduciary duty by reason of the fact that such stockholder or any of its affiliates pursues or acquires such corporate opportunity for itself or directs such corporate opportunity to another person (including, without limitation, such stockholder or any of its affiliates) or does not communicate information regarding such corporate opportunity to the Corporation, (iii) shall be deemed to have acted in good faith and in a manner such person reasonably believes to be in or not opposed to the best interests of the Corporation, and (iv) shall be deemed not to have breached his or her duty of loyalty to the Corporation or its stockholders and not to have derived an improper benefit therefrom, if such director or officer acts in a manner consistent with the following policy:
(a) A corporate opportunity available to any person who is an officer of the Corporation (whether or not a director), and who is also a director but not an officer of a stockholder, or an affiliate of a stockholder, of the Corporation, shall belong to the Corporation, unless such opportunity is expressly offered to such person in writing solely in his or her capacity as a director of such stockholder or its affiliate, in which case such opportunity shall belong to such stockholder or its affiliate;
(b) A corporate opportunity available to any person who is a director but not an officer of the Corporation, and who is also an officer (whether or not a director) of a stockholder, or an affiliate of a stockholder, of the Corporation shall belong to the Corporation if such opportunity is expressly offered to such person in writing solely in his or her capacity as a director of the Corporation, and otherwise shall belong to such stockholder or its affiliate; and
(c) A corporate opportunity available to any person who is an officer or director of both the Corporation and a stockholder, or an affiliate of a stockholder, of the Corporation shall belong to the Corporation if such opportunity is expressly offered to such person in writing solely in his or her capacity as an officer or director of the Corporation, and otherwise shall belong to such stockholder or its affiliate.
     3. Any corporate opportunity that belongs to a stockholder of the Corporation or any of its affiliates, on the one hand, or to the Corporation, on the other hand, pursuant to the foregoing policy shall not be pursued by the other, unless and until the party to whom the opportunity belongs determines not to pursue the opportunity and so informs the other party. Notwithstanding the preceding sentence, if the party to whom the corporate opportunity belongs does not, within a reasonable period of time of receipt of notice of the corporate opportunity, begin to pursue, or thereafter continue to pursue, such opportunity diligently and in good faith, the other party may then pursue such opportunity or direct it to another person.
     4. Any person purchasing or otherwise acquiring any interest in shares of the capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article.
     5. For purposes of this Article only:
     (a) A director of the Corporation who is Chairman or Vice Chairman of the Board of Directors of the Corporation or of a committee thereof shall not be deemed to be an officer of the Corporation by reason of holding such position (without regard to whether such position is deemed an officer of the Corporation under the bylaws of the Corporation), unless such person is a full-time employee of the Corporation;
     (b) (A) The term “Corporation” shall mean the Corporation and its successors by way of merger, consolidation or sale of all or substantially all of its assets, and all corporations, partnerships, limited liability companies, joint ventures, associations and other entities in which the Corporation beneficially owns, directly or indirectly, fifty percent (50%) or more of the outstanding voting stock, voting power, partnership interests or similar voting interests, and (B) the term “stockholder” shall mean any stockholder of the Corporation and its successors by way of merger, consolidation or sale of all or substantially all of its assets, and all corporations, partnerships, limited liability companies, joint ventures, associations and other entities (other than the Corporation, as defined in accordance with clause (A) of this Section 5(b)); and
     (c) The term “corporate opportunity” shall consist of a business opportunity which (i) the Corporation is financially able to undertake, (ii) is, from its nature, in the line or lines of the Corporation’s existing or prospective business and is of practical advantage to it, and (iii) is one in which the Corporation has an interest or reasonable expectancy.

     6. Neither the alteration, amendment or repeal of this Article nor the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with this Article shall eliminate or reduce the effect of this Article in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article, would accrue or arise, prior to such alteration, amendment, repeal or adoption.
     NINTH: The Corporation hereby expressly elects not to be governed by Section 203 of the DGCL.
     TENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation in the manner now or hereafter prescribed by law, and all rights and powers conferred herein on stockholders, directors and officers are subject to this reserved power.

     IN WITNESS WHEREOF, CPM HOLDINGS, INC. has caused this Amended and Restated Certificate of Incorporation to be signed by Alan B. Offenberg, Vice President, and Stephen C. Mahon, Secretary, as of the 20th day of February, 2003.

Attest:		CPM HOLDINGS, INC.

By:	/s/ Stephen C. Mahon Stephen C. Mahon, Secretary	By:	/s/ Alan B. Offenberg Alan B. Offenberg, Vice President